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                                                                   EXHIBIT 10.16


S3 INCORPORATED                                           [S3 Incorporated Logo]
2801 Mission College Blvd.
P.O. Box 58058
Santa Clara, CA 95052-8058

September 22, 1998

TO:      Walt Amaral

Re:      Agreement Regarding Severance

Dear Walt,

         This letter agreement sets forth the terms and conditions of severance that will be paid to you in the event your employment with S3 Incorporated (the "Company") is involuntarily terminated other than for Cause.

         By signing below, you and the Company agree as follows:

         1. Severance Payment. Subject to the release requirement of paragraph 2, if your employment is terminated at the behest of the company other than for Cause, you will be paid a lump sum payment equal to six months of your base salary, plus one month of base salary for every full year of your service to the Company. In addition, the term for exercise of your outstanding options will be extended until six months after your termination (although you will not continue to vest after your termination). You should be aware that the extension of your option exercise term will cause an incentive stock option to become a nonstatutory stock option, which means that you could be taxed at exercise. Please advise the Company if you have any concerns about this consequence before signing below. Your severance will be reduced for applicable withholding.

         2. Release Requirement. No severance will be paid, and your option exercise term will not be extended, unless you execute and deliver to the Company a full and complete release and covenant not to sue (prepared by, and in form and substance acceptable to, the Company (the "Release") of all past, present and future claims you may have against the Company or any of its officers, directors, shareholders, employees, consultants and agents arising directly or indirectly from your employment relationship with the Company, this letter agreement or any act or omission predating the execution of the Release and thereafter take no action to void or otherwise limit or terminate the Release within any applicable statutory periods providing such rights.

         3. Cause. For purposes of this letter agreement, "Cause" means: (i) failure to substantially perform the duties and obligations of your employment,
(ii) misconduct which could reasonably be expected to cause substantial injury to the Company or any of its affiliates, (iii) material breach of any agreement between you and the Company or any of its affiliates, or (iv) violation or breach of any obligation under any confidentiality, assignment of inventions, or non-solicitation agreement between you and the Company.



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Walt Amaral
September 22, 1998
Page 2


         4. Adjustments to Minimize Taxes Under Golden Parachute Rules. In the event that any severance payments hereunder are determined to be "excess parachute payments" pursuant to Section 28OG of the Internal Revenue Code of 1986, as amended, such severance payments shall be reduced to the extent necessary to maximize your after-tax income.

         5. Binding On Successors. This letter agreement will be binding upon you and any person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such person, and becomes your employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this letter agreement.

         6. Nonassignability. You may not sell, assign or otherwise transfer any right or interest you may have under this letter agreement other than by will or by operation of law.

         7. Dispute Resolution. You and the Company agree to be bound by the Dispute Resolution procedures attached hereto.

         8. Severability. If any provision of this letter agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the letter agreement, and the letter agreement will be construed and enforced as if such provision had not been included.

         9. Governing Law. This letter agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of California (without regard to its choice of law provisions).

Sincerely,


 /s/ Terry Holdt
----------------------------------
Terry Holdt
President, CEO and Chairman
S3 Incorporated
Dated:  September 22, 1998

ACKNOWLEDGED AND AGREED


 /s/ Walt Amaral
-----------------------------------
Dated: September 30, 1998


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DISPUTE RESOLUTION

Any disputes between you and the Company, including but not limited to disputes arising out of or related to the letter agreement shall be resolved by using the following procedures, except that paragraphs (c) and (d) will not be followed in cases where the law specifically forbids the use of arbitration as a final and binding remedy, or where paragraph (d) below specifically allows a different remedy.

(a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

(b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. The Company will pay the cost of the mediation.

(c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) violates the rights of the complaining party and, if so, to grant any relief authorized by law; subject to the exclusions of paragraph (d) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this letter agreement.

The hearing shall be transcribed. The Company shall bear the costs of the arbitration if you prevail. If the Company prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys' fees, unless the arbitrator orders otherwise, pursuant to applicable law.

(d) Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this letter agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided however, that either party may bring an action, including but not limited to an action for injunctive relief, in a court of competent jurisdiction, regarding or related to matters involving the Company's confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to joining the Company or after joining the Company, pursuant to California Labor Code 2870. The parties further agree that for violations of any confidential, proprietary information or trade secret obligations which the parties have elected to submit to arbitration, the Company retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.